SERVISFIRST BANCSHARES, INC.

Announces Record First Quarter 2013

Birmingham, Ala. – (PR Newswire) – April 16, 2013 – ServisFirst Bancshares, Inc. today reported record earnings for the quarter ended March 31, 2013.

First Quarter 2013 Highlights:

▪	Fully diluted earnings per share of $1.40 for the first quarter, a 17% increase year /year
▪	First Quarter record net income of $9.2 million, a 12% increase year / year
▪	ServisFirst Bank named the 14th Best Performing Bank between $500 Million and $5 Billion for 2012 by SNL Financial
▪	Tier 1 leverage ratio of 8.8%. ServisFirst Bank’s Tier 1 leverage ratio remains well above the FDIC “Well Capitalized” standard

Tom Broughton, President and CEO, stated “We are pleased to report record quarterly net income as we approach our eighth anniversary in May and we appreciate the support of our very involved shareholders.” Bud Foshee, CFO, said “ServisFirst Bank’s net interest margin reached 4.05% in the first quarter of 2013, up from 3.93% in the first quarter of 2012 and up from 3.89% in the fourth quarter of 2012.”

ABOUT SERVISFIRST:

ServisFirst Bancshares, Inc. is a bank holding company based in Birmingham, Alabama. Through its subsidiary ServisFirst Bank, ServisFirst Bancshares, Inc. provides business and personal financial services from locations in Birmingham, Huntsville, Mobile, Montgomery and Dothan, Alabama and Pensacola, Florida.

ServisFirst Bancshares, Inc. files periodic reports with the U.S. Securities and Exchange Commission (SEC). Copies of its filings may be obtained through the SEC’s website at www.sec.gov or at www.servisfirstbancshares.com.

Statements in this press release that are not historical facts, including, but not limited to, statements concerning future operations, results or performance, are hereby identified as "forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. The words "believe," "expect," "anticipate," "project," “plan,” “intend,” “will,” “would,” “might” and similar expressions often signify forward-looking statements. Such statements involve inherent risks and uncertainties. ServisFirst Bancshares, Inc. cautions that such forward-looking statements, wherever they occur in this press release or in other statements attributable to ServisFirst Bancshares, Inc. are necessarily estimates reflecting the judgment of ServisFirst Bancshares, Inc.’s senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Such forward-looking statements should, therefore, be considered in light of various factors that could affect the accuracy of such forward-looking statements, including: general economic conditions, especially in the credit markets and in the Southeast; the performance of the capital markets; changes in interest rates, yield curves and interest rate spread relationships; changes in accounting and tax principles, policies or guidelines; changes in legislation or regulatory requirements; changes in our loan portfolio and the deposit base; possible changes in laws and regulations and governmental monetary and fiscal policies, including, but not limited to, economic stimulus initiatives and so-called “bailout” initiatives; the cost and other effects of legal and administrative cases and similar contingencies; possible changes in the creditworthiness of customers and the possible impairment of the collectability of loans and the value of collateral; the effect of natural disasters, such as hurricanes and tornados, in our geographic markets; and increased competition from both banks and non-bank financial institutions. The foregoing list of factors is not exhaustive. For discussion of these and other risks that may cause actual results to differ from expectations, please refer to “Cautionary Note Regarding Forward-looking Statements” and “Risk Factors” in our most recent Annual Report on Form 10-K and our other SEC filings. If one or more of the factors affecting our forward-looking information and statements proves incorrect, then our actual results, performance or achievements could differ materially from those expressed in, or implied by, forward-looking information and statements contained herein. Accordingly, you should not place undue reliance on any forward-looking statements, which speak only as of the date made. ServisFirst Bancshares, Inc. assumes no obligation to update or revise any forward-looking statements that are made from time to time.

More information about ServisFirst Bancshares, Inc. may be obtained over the Internet at www.servisfirstbancshares.com or by calling (205) 949-0302.

Contact: ServisFirst Bank

Bud Foshee (205) 949-0307

BFoshee@servisfirstbank.com

SERVISFIRST BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except shares and per share data)

	Three Months Ended
	March 31,		December 31,
	2013	2012	2012
Total interest income	$29,165	$25,571	$29,055
Total interest expense	3,264	3,833	3,624
Net interest income before provision	25,901	21,738	25,431
Provision for loan losses	4,284	2,383	2,449
Net interest income after provision for loan losses	21,617	19,355	22,982
Total noninterest income	2,797	2,269	2,586

Salaries and employee benefits	5,679	5,165	6,477
Other noninterest expense	5,073	3,866	6,426
Total noninterest expense	10,752	9,031	12,903
Income before taxes	13,662	12,593	12,665
Income taxes	4,411	4,337	4,108
Net income	9,251	8,256	8,557
Preferred stock dividends	100	100	100
Net income available to common stockholders	$9,151	$8,156	$8,457

Basic earnings per common share	$1.44	$1.37	$1.40
Diluted earnings per common share	$1.40	$1.20	$1.23
Average basic common shares	6,341,605	5,946,006	6,052,570
Average fully diluted common shares	6,556,943	6,913,869	6,971,752

SERVISFIRST BANCSHARES, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31, 2013	March 31, 2012	December 31, 2012
ASSETS
Cash and due from banks	$45,758	$138,111	$177,450
Investment securities	262,103	311,908	259,848
Restricted equity securities	3,738	4,288	3,941
Federal funds sold and other investments	1,545	90,892	3,291
Mortgage loans held for sale	15,804	12,611	25,826

Loans	2,462,154	1,918,636	2,363,182
Reserve for loan losses	(27,679)	(23,662)	(26,258)
Net loans	2,434,475	1,894,974	2,336,924
Foreclosed real estate	8,076	11,637	9,685
Bank owned life insurance contracts	57,485	40,780	57,014
Other assets	32,774	26,283	32,335
Total assets	$2,861,758	$2,531,484	$2,906,314

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Noninterest-bearing	$507,647	$432,418	$545,174
Interest-bearing	1,915,887	1,756,958	1,966,398
Total deposits	2,423,534	2,189,376	2,511,572
Federal funds purchased	153,930	93,385	117,065
Borrowings	19,916	35,472	34,967
Interest payable	1,154	1,016	942
Other liabilities	5,677	6,851	8,511
Total liabilities	2,604,211	2,326,100	2,673,057

Stockholders' equity	257,547	205,384	233,257
Total liabilities and stockholders' equity	$2,861,758	$2,531,484	$2,906,314

SERVISFIRST BANCSHARES, INC.
Key Ratios

	Three Months Ended
	March 31,		December 31,
	2013	2012	2012
Return on average assets	1.30%	1.33%	1.18%
Return on average common equity	15.12%	16.31%	14.67%
Net interest margin (fully taxable-equivalent)	3.92%	3.76%	3.75%
Efficiency ratio	37.47%	37.62%	46.05%

	March 31,		December 31,
	2013	2012	2012
Book value per common share	$31.54	$27.73	$30.84
Tangible book value per common share	$31.54	$27.73	$30.84
% of reserve for loan losses to total loans	1.12%	1.23%	1.11%
Nonperforming assets to total loans
plus foreclosed real estate	1.31%	1.40%	0.85%
Nonperforming assets to total assets	1.13%	1.07%	0.69%